Exhibit 99.1
Tecumseh Products Company Announces Leadership Change

ANN ARBOR, Mich. - January 21, 2013 - Tecumseh Products Company (Nasdaq: TECUA, TECUB): Tecumseh Products Company announces today that Mr. Kent B. Herrick has resigned as a member of the Board of Directors and as its Chairman, effective January 17, 2013. The Company was advised by Mr. Herrick that his resignation was driven by the pace of the strategic decision making by the Company.

The Company is grateful for Mr. Herrick's long service and his many important contributions to Tecumseh in various executive roles, most recently as Chairman of the Company.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.